Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES INCREASE TO FISCAL 2007 STOCK REPURCHASE PROGRAM

Plymouth, Michigan, November 14, 2006 - Perceptron, Inc. (NASDAQ: PRCP) today announced that its Board of Directors has approved an increase to its program to purchase shares of its common stock during Fiscal Year 2007.

The Board approved an additional sum of up to $2.0 million to be used for this purpose, bringing the total repurchase authority to $5.0 million through August 2007. The Company may buy shares of its Common Stock on the open market or in privately negotiated transactions from time to time, based on market prices. This program may be discontinued at any time.

The Board also authorized the Company to amend the Rule 10b5-1 trading plan (“Repurchase Plan”) with Barrington Research Associates, Inc. to allow the purchase of up to $5.0 million of the Company’s common stock during fiscal year 2007 (less the dollar amount of purchases by the Company outside the Repurchase Plan), in open market or privately negotiated transactions, in accordance with the requirements of Rule 10b-18.

Alfred A. Pease, Chairman, President and Chief Executive Officer, commented, “This action taken by Perceptron’s Board of Directors reflects continued confidence in the Company, its markets, its products, and its future potential.”

About Perceptron
Perceptron produces non-contact metrology solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron also produces innovative technology products for trade professionals and consumers. Headquartered in Plymouth, Michigan, Perceptron has approximately 245 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, and Singapore. For more information, please visit www.perceptron.com.

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47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700